Exhibit 99.1

211 Commerce Street • Suite 800 • Nashville, Tennessee 37201 • www.caremarkrx.com• (615) 743-6600

FOR IMMEDIATE RELEASE

Contacts:

Caremark Rx, Inc.

Investor Relations

Pete Clemens, 615/743-6606

John Jennings, 469/524-7235 or

Gavin Anderson & Company

Media Relations

Gerard Carney, 212/515-1941

Caremark Rx, Inc. Completes Merger with AdvancePCS;

Announces Expiration of AdvancePCS Senior Notes Tender Offer and

Consent Solicitation for AdvancePCS 8.5% Senior Notes due 2008

and Completion of Financing Facilities

NASHVILLE, TN — March 24, 2004 — Caremark Rx, Inc. (NYSE: CMX) today reported that it has completed its previously announced merger with AdvancePCS (Nasdaq: ADVP) having today satisfied all closing conditions. The transaction combines two highly complementary organizations and greatly enhances Caremark’s ability to offer clients broader health care products and services that help control drug spend and improve quality of care. The combined company will serve more than 2,000 clients, is expected to process more than 600 million prescriptions per year and to generate revenues exceeding $20 billion annually.

Under the terms of the merger agreement dated September 2, 2003, AdvancePCS stockholders will receive value equivalent to 2.15 shares of Caremark stock for each AdvancePCS share, to be paid 90% in Caremark stock and 10% in cash. Based on the terms of the merger agreement for each share of AdvancePCS common stock held, AdvancePCS stockholders will receive 1.935 shares of Caremark common stock and cash in the amount of $7.01.

“The closing of this transaction and the integration of these two companies creates a dynamic industry leader that we believe will offer clients and their plan participants greater value, choice and convenience in healthcare services,” said Mac Crawford, Chairman, President & Chief Executive Officer.

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“We believe that our expanded resources will provide access to the broadest range of pharmacy benefit management, mail order service, specialty pharmacy, disease management, and analytic services available, and enable us to continue developing the highest quality, next generation products and services.”

“We expect this merger to create value for our stockholders as we benefit from our enhanced growth opportunities, stemming from a balanced, integrated business model, improved financial flexibility, and exceptional cash flow,” Crawford added. “We continue to anticipate that total synergies will reach $125 million during the first 12 months, principally in the form of purchasing efficiencies.”

As previously reported, at the AdvancePCS annual meeting held on March 22, 2004, AdvancePCS stockholders of record as of February 5, 2004 voted to approve, among other things, the merger transaction, and at the Caremark special meeting held on March 22, 2004, Caremark stockholders of record as of February 5, 2004 voted to approve, among other things, the issuance of shares of Caremark common stock to AdvancePCS stockholders in the merger.

Caremark also announced the expiration of the previously announced tender offer to purchase for cash any and all outstanding 8 1/2% Senior Notes due 2008 of AdvancePCS and related solicitation of consents to amend the indenture governing the notes. As of 9:00 a.m., New York City time, the expiration time of the tender offer and consent solicitation, $183,825,000 of aggregate principal amount of notes have been tendered, which represent approximately 98% of the outstanding aggregate principal amount of these notes. As a result of receiving the consent of at least a majority in aggregate principal amount of outstanding notes, AdvancePCS, certain subsidiaries of AdvancePCS and the trustee under the indenture governing these notes executed a supplemental indenture which, among other things, removed certain restrictive covenants, and events of defaults under the indenture. UBS Investment Bank acted as dealer manager and solicitation agent for the tender offer and consent solicitation. Georgeson Shareholder Communications Inc. acted as information agent for the tender offer and consent solicitation and The Bank of New York Trust Company, N.A. acted as depositary for the tender offer and consent solicitation.

Caremark also announced that, effective as of the completion of the merger on March 24, 2004, it had entered into new $550 million bank credit facility with a syndicate of lenders, with Bank of America, N.A. serving as the administrative agent and Banc of America Securities LLC and Wachovia Securities, Inc. serving as joint lead arrangers and joint book managers. This credit facility provides for a five year $400 million revolving credit facility and a five-year $150 million term loan. Also effective as of the completion of the merger, Caremark entered into a new $500 million receivables backed facility with three committed purchasers, with Wachovia Bank, N.A. serving as administrative agent. These new facilities replace the credit facilities and receivables facilities that Caremark and AdvancePCS had in place prior to the completion of the merger.

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Trading of Caremark shares will continue on the New York Stock Exchange under the trading symbol “CMX.” Shares of AdvancePCS common stock will be de-listed from trading on the Nasdaq National Market effective immediately following the close on March 24, 2004.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing comprehensive drug benefit services to over 2,000 health plan sponsors and their participants throughout the U.S. Caremark’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. The company operates a national retail pharmacy network with over 55,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant, and 23 specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Safe Harbor Statement

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of management. There are a number of risks and uncertainties that could cause actual results to differ materially from the expectations of management. You are encouraged to consult the filings which Caremark Rx, Inc. makes with the Securities and Exchange Commission under both the Securities Act of 1933 and the Securities Exchange Act of 1934 for more information concerning such risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

Additional information about Caremark Rx is available on the World Wide Web at

http://www.caremarkrx.com.